EXHIBIT 4.7

                      RAYTHEON SAVINGS AND INVESTMENT PLAN
                         FOR PUERTO RICO BASED EMPLOYEES

                   Provisions in Effect as of January 1, 1996
                              ARTICLE I - PREAMBLE

         The Raytheon Savings and Investment Plan for Puerto Rico based employees, which became effective January 1, 1995, provides employees with a tax-effective means of allocating a portion of their salary to be invested in one or more investment opportunities specified in the Plan as determined by the employee and set aside for short-term and long-term needs of the employee. The Plan is applicable only to eligible employees who meet the requirements for membership on or after January 1, 1995. It is intended that the Plan will comply with all of the requirements for a qualified profit sharing plan under Section 3165(e) of the Revenue Code of Puerto Rico ("Code") and will be amended from time to time to maintain compliance with these requirements. The terms used in the Plan have the meanings specified in Article XIII unless the context indicates otherwise. The Plan is intended to constitute a plan described in
Section 404(c) of the Employee Retirement Income Security Act and Title 29 of the Code of Federal Regulations, ss.2250.44(c)-1. Participants in the Plan are responsible for selecting their own investment opportunities from the options available under the Plan, and the Plan fiduciaries are relieved of any liability for any losses which are a direct and necessary result of investment instructions given by a participant or beneficiary.

                            ARTICLE II - ELIGIBILITY

         2.1. Eligibility Requirements - Present Employees -- Each Eligible Employee who was in a Period of Service from October 1, 1994, through December 31, 1994, may join the Plan as of the first Pay Period in January, 1995, or any subsequent Pay Period selected by the Eligible Employee provided he or she continues in the same Period of Service or meets the requirements under Section 2.2.

         2.2. Eligibility Requirements - Other Employees -- Each other Eligible Employee whose Employment Commencement Date is on or after January 1, 1995, may join the Plan as of the first Pay Period coincident with or next following completion of a Period of Service of three (3) consecutive months commencing on said Employment Commencement Date or any subsequent Pay Period selected by the Eligible Employee during the same Period of Service. Each Eligible Employee whose Reemployment Commencement Date is on or after January 1, 1995, may join the Plan as of the first Entry Date next following said Reemployment Commencement Date.

         2.3. Procedure for Joining the Plan -- Each Eligible Employee who meets the requirements of Section 2.1 or Section 2.2 may join the Plan by communicating with Fidelity in accordance with instructions in an enrollment kit which will be made available to each Eligible Employee. An enrollment in the Plan shall not be deemed to have been completed until the Employee has designated: a percentage by which Participant's Eligible Compensation shall be reduced as an Elective Deferral in accordance with the requirements of Section 3.2, subject to the limitations in the Code referred to in Section 3.3; election of investment funds as described in Article IV; one or more Beneficiaries; and such other information as specified by Fidelity. Enrollment will be effective as of the first administratively feasible Pay Period following completion of enrollment. The Administrator in its discretion may from time to time make exceptions and adjustments in the foregoing procedure on a uniform and nondiscriminatory basis.

         2.4. Transfer Between Companies to Position Covered by Plan -- A Participant who is transferred from employment with one of the Companies to employment as an Eligible Employee with another one of the Companies may remain a Participant of the Plan with his or her new Company.

         2.5. Transfer to Position Not Covered by Plan -- If a Participant is transferred to another position with the Employer in which the Participant is no longer an Eligible Employee, the Participant will remain a Participant of the Plan with respect to Elective Deferrals previously made but will no longer be eligible to have Elective Deferrals made to the Plan on his or her behalf until he or she again becomes an Eligible Employee. In the event the Participant is subsequently transferred to a position in which he or she again becomes an Eligible Employee, the Participant may renew Elective Deferrals by communicating with Fidelity and providing all of the information requested by Fidelity. The renewal of Elective Deferrals will be effective as of the first administratively feasible Pay Period following receipt by Fidelity of the requested information.

                           ARTICLE III - CONTRIBUTIONS

         3.1. Employer Contributions -- The Companies shall contribute to the Trust established under this Plan from Net Annual Profits or Net Profits an amount equal to the total amount of Elective Deferrals agreed to be made by the Companies pursuant to designation by Participants.

         3.2. Elective Deferrals -- Elective Deferrals must be made in one percent (1%) increments with a minimum Elective Deferral of one percent (1%) of Eligible Compensation and a maximum Elective Deferral of fifteen percent (15%) but no Participant may defer more than $7,000 for any Plan Year.

         3.3. Revenue Code of Puerto Rico Requirements -- All Elective Deferrals and Matching Contributions are subject to all of the nondiscrimination tests established in Section 3165 of the Code, including in particular the limitations in Section 3165(c)(3).

         3.4. Reinstatement of Reduced Amounts -- Any reduction effected pursuant to Section 3.3 will remain in effect for the remainder of the Plan Year in which the reduction occurs and will not be automatically reinstated. A Participant whose Elective Deferral has been reduced may elect to increase his or her Elective Deferral effective as of any Pay Period subsequent to notice from the Administrator that Elective Deferrals may be increased as of a specified Pay Period. This election must be made in accordance with the procedure described in Section 3.5.

         3.5. Change in Elective Deferrals -- Except as provided in Sections 3.3 and 3.4, any Participant may change his or her Elective Deferral percentage to increase or decrease said percentage by notifying Fidelity, such change to take effect as of the next administratively feasible Pay Period.

         3.6. Voluntary Reduction of Elective Deferral to Zero --Notwithstanding the notice requirements specified in Section 3.5, any Participant may elect to reduce the level of the Participant's Elective Deferral to zero as of the beginning of any pay period. The reduction will take effect as soon as practicable following telephone notification by the Participant to Fidelity. A Participant who has reduced his or her Elective Deferral to zero may again make Elective Deferrals as of the next administratively feasible Pay period subsequent to telephone notification to Fidelity.

         3.7. Matching Contributions -- For each Plan Year, commencing on or after January 1, 1995, subject to limitations imposed by the Code, the Companies will match from Net Annual Profits or Net Profits the Elective Deferral of each Participant at the rate of one-half (1/2) of the Participant's Elective Deferral on an annual basis provided that: (i) for any Pay Period the matching amount shall not exceed three percent (3%) of the Participant's Eligible Compensation for that Pay Period; and (ii) as soon as administratively feasible subsequent to the end of the Plan Year, the differential, if any, by which an amount equal to one-half (1/2) of the Participant's Elective Deferral for the Plan Year exceeds the amount of Matching Contributions actually made to Participant for that year, to an annual maximum of three percent (3%) of the Participant's Eligible Compensation for the Plan Year, will be paid into the Participant's Account.

         3.8. Forfeitures -- In the event that a Participant incurs a Severance of Service prior to attaining a Nonforfeitable right to the Participant's Matching Contribution, the Matching Contribution will be forfeited as of the Severance from Service Date. Forfeitures of Matching Contributions will be used to reduce future contributions of the Companies to the Plan. A forfeiture will occur as of the first day of the month immediately following a month in which a Severance from Service occurs and results in a forfeiture. In the event that a Period of Severance is credited to a Participant's Period of Service pursuant to
Section 5.3(b), any forfeiture of a Matching Contribution resulting from said Period of Severance will be restored to the Participant's Matching Contribution Account. When a prior Period of Service is reinstated, forfeitures related to said prior Period of Service will be restored to the extent required by law.

         3.9.  Rollover Contributions --

                    (a) Effective January 1, 1995, Participants may transfer into the Plan qualifying rollover amounts received from other qualified trusts subject to Section 3165 of the Code. Such transfers will be referred to as "rollover contributions" and will be subject to the following conditions:

                           (i) the transferred funds are received by the Trustee no later than sixty (60) days from receipt by the Employee of a distribution from a qualified trust, subject, however, to (v) below where applicable;

                           (ii) the amount of such rollover contributions shall not exceed any applicable limitation set forth in the Code;

                           (iii) rollover contributions shall be taken into account by the Administrator in determining the Participant's eligibility for a loan pursuant to Article VII;

                           (iv) rollover contributions may be distributed at the request of the Participant, subject to the same administrative procedures as apply to other distributions;

                           (v) rollover contributions may not be received by the Trustee earlier than the Entry Date upon which the Participant elects to join the Plan;

                           (vi) rollover contributions transferred pursuant to this paragraph (a) of Section 3.9 shall be credited to the Participant's Rollover Contribution Account. Rollover contributions will be invested upon receipt by the Trustee;

                           (vii) no rollover contribution will be accepted unless (A) the Employee on whose behalf the rollover contribution will be made is either a Participant or has notified the Administrator that he intends to become a Participant on the first date on which he is eligible therefor; and (B) all required information, including selection of specific investment accounts, is provided to Fidelity. When the rollover contribution has been deposited, any further change in investment allocation of future deferrals or transfer of account balances between investment funds will be effected through the procedures set forth in Sections 4.2 and 4.3.

                           (viii) Under no circumstances shall the Administrator accept as a rollover contribution amounts which have previously been subject to Puerto Rico income tax.

         3.10. Refund of Matching Contributions to the Companies
-Notwithstanding the provisions of Article XI, the Trustee shall refund to the Companies, upon written request, Matching Contributions made by the Companies:

                           (a) by a mistake of fact, provided that such refund is made within one (1) year after the making of the Matching Contribution; or

                           (b) which would otherwise be an excess contribution under the Code, to the extent permitted to avoid penalties on such excess contributions.

         3.11. Corrective Qualified Non-Elective Contributions -- In order to satisfy (or partially satisfy) the non-discrimination tests established in
Section 3165 of the Code, the Company in its sole discretion may make a Corrective Qualified Non-Elective Contribution to the Plan. Any such Corrective Qualified Non-Elective Contribution shall be allocated to the Accounts of those Participants who are non-highly compensated Employees for the Plan Year with respect to which such Corrective Qualified Non-Elective Contribution is made, beginning with the Participant with the lowest compensation for such Plan Year and allocating the maximum amount permissible under Section 3.2 before allocating any portion of such Qualified Non-Elective Contribution to the Participant with the next lowest compensation. Such allocations shall continue until the Plan satisfies the non-discrimination tests in Section 3165 of the Code or until the amount of such Corrective Qualified Non-Elective Contribution is exhausted.

         The Company, in its sole discretion, may include all or a portion of the Corrective Qualified Non-Elective Contributions for a Plan Year in aggregate 401(k) contributions taken into account in applying the non-discrimination tests in Section 3165 of the Code, provided that the requirements of Treasury Regulation section 1.401(k)-1(b)(5) are satisfied.

                       ARTICLE IV - INVESTMENT OF ACCOUNTS


         4.1. Election of Investment Funds -- Upon enrollment in the Plan, each Participant shall direct that the funds in the Participant's Employee Account and Matching Contribution Account be invested in increments of one percent (1%) in one or more of the following investment funds:

         Fund A -   an equity fund designated by the Administrator;

         Fund B -   a fixed income fund designated by the Administrator;

         Fund C - Raytheon Company common stock fund (not subject to additional limitations with respect to transfer and withdrawal);

         Fund D -   a stock index fund designated by the Administrator;

         Fund E -   a balanced fund designated by the Administrator;

         Fund F - a growth fund, designated by the Administrator, investing primarily in equities of companies of all types and sizes;

         Fund G - a growth fund, designated by the Administrator, investing primarily in equities of well-known and established companies.

         In its discretion, the Administrator may from time to time designate new funds and, where appropriate, preclude investment in existing funds and provide for the transfer of Accounts invested in those funds to other funds selected by the Participant or, if no such election is made, to Fund B or similar low risk fixed income fund as determined by the Administrator in its discretion.

Each election will apply to both accounts so that the Employee Account and Matching Contribution Account of the Participant will be invested in the same percentages in the one or more investment funds selected by the Participant.

         4.2. Change in Investment Allocation of Future Deferrals -Each Participant may elect to change the investment allocation of future Elective Deferrals, Matching Contributions and rollover contributions effective as of the first administratively feasible Business Day subsequent to telephone notice to Fidelity. Any changes must also be made either in increments of one percent (1%) of the Participant's Account or in a specified whole dollar amount and must result in a total investment of one hundred percent (100%) of the Participant's Account.

         4.3. Transfer of Account Balances Between Investment Funds -- Each Participant may elect to transfer all or a portion of the amount in the Participant's Employee Account, Matching Contribution Account and Rollover Contribution Account between investment funds effective as of the first administratively feasible Business Day following telephone notice to Fidelity. Such transfers must be made in either one percent (1%) increments of the entire Account or in a specified amount in whole dollars and, as of the completion of the transfer, must result in investment of one hundred percent (100%) of the Account. Transfers shall be effected by telephone notice to Fidelity.

         4.4. Ownership Status of Funds -- The Trustee shall be the owner of record of the assets in the funds specified as Funds A, B, C, D, E, F and G and such other funds as may be established by the Administrator. The Administrator shall have records maintained as of the Valuation Date for each fund allocating a portion of the fund to each Participant who has elected that his or her Account be invested in such fund. The records shall reflect each Participant's portion of Funds A, B, D, E, F and G and such other funds as may be established by the Administrator, in a cash amount and shall reflect each Participant's portion of Fund C in cash and unitized shares of stock.

         4.5. Voting Rights -- Participants whose Account has shares of participation in the Raytheon Company Common Stock Fund on the last Business Day of the second month preceding the record date (the "Voting Eligibility Date") for any meeting of stockholders have the right to instruct the Trustee as to voting at such meeting. The number of votes is determined by dividing the value of the shares in the Participant's Account in the Raytheon Common Stock Fund by the closing price of Raytheon Common Stock on the Voting Eligibility Date. If the Trustee has not received instructions from a Participant as to voting of shares within a specified time, then the Trustee shall not vote those shares. If a Participant furnishes the Trustee with a signed vote direction card without indicating a voting choice thereon, the Trustee shall vote Participant's shares as recommended by management. In addition, each Participant shall have the right to accept or reject any tender or exchange offer for shares of common stock. The Trustee shall vote (or tender or exchange) all combined fractional shares of Raytheon Common Stock to the extent possible in the same proportion as the shares which have been voted (or tendered or exchanged) by each Participant. Any instructions as to voting (or tender or exchange) received from an individual Participant shall be held in confidence by the Trustee and shall not be divulged to the Companies or to any officer or employee thereof or to any other person.

                               ARTICLE V - VESTING

         5.1. Employee, Rollover Contribution and Corrective Qualified Non-Elective Contribution Accounts -- Each Participant shall have a Nonforfeitable right to any amounts in the Participant's Employee, Rollover Contribution and Corrective Qualified Non-Elective Contribution Accounts.

         5.2. Matching Contribution Account -- Each Participant shall have a Nonforfeitable right to the Participant's Matching Contribution Account upon the earlier of:

                    (a) Completion of a Period of Service of five (5) years commencing on or after January 1, 1984; or

                    (b) Completion of a Period of Service of three (3) years during which the Participant had an Account under the Plan subsequent to fulfillment of the eligibility requirements in Section 2.1; or

                    (c) The Participant's Retirement, death, Disability or attainment of Normal Retirement Age.

         5.3.  Break in Service Rules

                    (a) Periods of Service -- Subject to any requirements of the Code, in determining the length of a Period of Service, the Administrator shall include all Periods of Service, except a Period of Service prior to a Period of Severance of twelve (12) months or more, unless subsequent to said Period of Severance the Participant completes a Period of Service of at least twelve (12) months and, if the Participant does not have a Nonforfeitable right to his or her Matching Contribution Account, the Period of Severance was less than said prior Period of Service. The Administrator shall also include Periods of Service prior to Periods of Severance of five (5) years or less.

                    (b) Periods of Severance -- Subject to any requirements of the Code, in determining the length of a Period of Service, the Administrator shall exclude all Periods of Severance, except that in the event a Participant returns from a quit, discharge, or Retirement, within twelve (12) months from the earlier of: (i) the date of the quit, discharge, or Retirement, or (ii) if the Participant was absent from employment for reasons such as layoff or Authorized Leave of Absence on the day of the quit, discharge, or Retirement, the first day of such absence, the period of absence will be included as a Period of Service.

                    (c) Other Periods -- In making the determinations described in subsections (a) and (b) of this Section 5.3, the second, third, and fourth consecutive years of a Layoff (from the first anniversary of the last day paid to the fourth anniversary of the last day paid) and any period in excess of one
(1) year of an Authorized Leave of Absence shall be regarded as neither a Period of Service nor a Period of Severance.

                   ARTICLE VI - WITHDRAWALS AND DISTRIBUTIONS

         6.1. In-Service Withdrawal - Employee Account -- While in a Period of Service, a Participant may withdraw all or a portion of the Participant's Account upon attainment of age 59 1/2 or, in the case of an immediate and heavy financial need within the meaning of Section 3165(c)(2)(B)(vi) of the Code. Withdrawals from the Employee Accounts of less than $250 will not be permitted. Withdrawals will be based upon the value of the Account as of a date established by the Administrator through the application of a uniform and equitable rule and will be effected by telephone notice to Fidelity. Payment of the amount withdrawn will be made as soon as reasonably practicable after the effective date of the withdrawal. Withdrawals from Funds A, B, C, D, E, F and G and such other funds as may be established by the Administrator, will be made in cash. Funds for the withdrawal will be taken on a pro rata basis against the Participant's investment fund balances in the Participant's Employee Account.

         6.2. In-Service Withdrawal - Rollover Contribution Account -- A Participant may withdraw all or a portion of the Participant's Rollover Contribution Account. Withdrawals will be based upon the value of the account as of the date established by the Administrator through the application of a uniform and equitable rule by telephone notice to Fidelity. Payment of the amount withdrawn will be made as soon as reasonably practicable after the effective date of the withdrawal. Withdrawals from Funds A, B, C, D, E, F and G will be made in cash.

         6.3.  Documentation Required For Financial Hardship Withdrawals --

(a) A Participant requesting a withdrawal of the distributable amount of the Participant's Employee Account due to reasons of immediate and heavy financial need must submit such documentation or information in other form as required by the Administrator and shall advise Fidelity by telephone notice or such other means as established by the Administrator's rules then in effect of the existence of an immediate and heavy financial need and the fact that the need will be satisfied by the requested distribution.

(b) The Participant shall represent that this financial need cannot be satisfied by any of the following sources: through reimbursement or compensation by insurance or otherwise; by liquidation of the Participant's assets; by cessation of Elective Deferrals under the Plan; or by other distributions or non-taxable (at the time of the loan) loans currently available from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

         6.4. Redeposits Prohibited -- No amount withdrawn pursuant to Section 6.l and Section 6.2 may be redeposited in the Plan.

         6.5.  Distribution --

(a) Distribution of the Participant's Employee Account, Rollover Contribution Account, Corrective Qualified Non-Elective Contribution Account and, if the Participant has a Nonforfeitable right to his or her Matching Contribution Account pursuant to Section 5.2, the Matching Contribution Account, will be made upon the Retirement, Disability (as defined in Section 13.12), death, Severance from Service (as defined in Section 13.46) or Layoff (as defined in Section 13.26) of the Participant or, to an alternate payee, upon issuance of a Qualified Domestic Relations Order. In the event of the death of a Participant, the distribution shall be made to the Participant's Beneficiary. The standard form of distribution will be a lump sum distribution of the entire amount in the Participant's Account (to which the Participant has a Nonforfeitable right) which will be paid as soon as practicable following notification to the Benefits and Services Department, Raytheon Company, Lexington, Massachusetts, of the Retirement, death, Disability or Severance from Service and a telephone request by the Participant (or Beneficiary, if Participant is deceased) to Fidelity. Distribution of the amounts in said accounts in the funds designated in Funds A, B, C, D, E, F and G, and such other funds as may be established by the Administrator, will be made in cash. Partial deferrals will not be permitted. If there is no Beneficiary surviving a deceased Participant at the time payment of a Participant's Account is to be made, such payment shall be made in a lump sum to the person or persons in the first following class of successive Beneficiaries surviving, any testamentary devise or bequest to the contrary notwithstanding: the Participant's (a) spouse, (b) children and issue of deceased children by right of representation, (c) parents, (d) brothers and sisters and issue of deceased brothers and sisters by right of representation, or (e) executors or administrators.

(b) In the event that upon a Participant's Severance From Service Date the Participant has a Nonforfeitable right to an Account in the Plan which exceeds Thirty-Five Hundred Dollars ($3,500), the Participant shall have the option of not receiving an immediate distribution of the amount in his or her Account.

         Benefits in the Plan will be distributed to each Participant not later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occurs: (l) attainment by the Participant of Normal Retirement Age; (2) the tenth (10th) anniversary of the date on which Participant commenced participation in the Plan; or (3) Participant's Severance from Service. If the amount of the benefit payable to a Participant has not been ascertained by the sixtieth (60th) day after the close of the Plan Year in which the latest of the three events described in clauses (1), (2) and (3) above occurred, or Participant cannot be located after reasonable efforts to do so, then payment retroactive to said sixtieth (60th) day after the close of the Plan Year in which the latest of the three events occurred may be made no later than sixty (60) days after the later of the earliest date on which the amount of such payment under the Plan can be ascertained or the earliest date on which the Participant is located.

                               ARTICLE VII - LOANS

         7.1. Availability of Loans -- Participants may borrow against all or a portion of the balance in the Participant's Employee Account, Rollover Contribution Account and Corrective Qualified Non-Elective Contribution Account, and the Matching Contribution Account if the Participant has a Nonforfeitable right thereto pursuant to Section 5.2, subject to the limitations set forth in this Article. Participants who have incurred a Severance from Service will not be eligible for a Plan loan.

         7.2. Minimum Amount of Loan -- No loan of less than $500 will be permitted.

         7.3. Maximum Amount of Loan -- No loan in excess of fifty percent (50%) of the aggregate value of a Participant's Employee Account, Rollover Contribution Account and Corrective Qualified Non-Elective Contribution Account, and the Nonforfeitable portion of Participant's Matching Contribution Account balances will be permitted. In addition, limits imposed by the Code and any other requirements of applicable statute or regulation will be applied.

         7.4. Effective Date of Loans -- Loans will be effective as specified in the Administrator's rules then in effect.

         7.5. Repayment Schedule - The Participant may select a repayment schedule of 1, 2, 3, 4 or 5 years. If the loan is used to acquire any dwelling which, within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant, the repayment period may be extended up to l5 years at the election of the Participant. All repayments will be made through payroll deductions in accordance with the loan agreement executed at the time the loan is made, except that, in the event of the sale of all or a portion of the business of the Employer or one of the Companies, or other unusual circumstances, the Administrator, through uniform and equitable rules, may establish for other means of repayment. The loan agreement will permit repayment of the entire outstanding balance in one lump sum. The minimum repayment amount per pay period is $10 for Participants paid weekly and $50 for Participants paid monthly. The repayment schedule shall provide for substantially level amortization of the loan. Repayments for Participants in a Period of Service but on an Authorized Leave of Absence or Layoff shall be made in accordance with procedures established by the Administrator.

         7.6. Limit on Number of Loans -- No more than two loans may be outstanding at any time.

         7.7. Interest Rate -- The interest rate for a loan pursuant to this Article will be equal to the prime rate published in The Wall Street Journal on the first business day in June and December of each year. The rate published on the first business day in June will apply to loans which are effective as of any date during the period July 1 through December 31 thereafter; the rate published on the first business day of December will apply to loans which are effective during the period January 1 through June 30 thereafter.

         7.8. Effect Upon Participants Account -- Upon the granting of a loan to a Participant by the Administrator, the allocations in the Participant's Account to the respective investment funds will be reduced on a pro rata basis and replaced by the loan balance which will be designated as an asset in the Account. Such reduction shall be effected by reducing the Participant's Accounts in the following sequence, with no reduction of the succeeding Accounts until prior Accounts have been exhausted by the loan: Matching Contribution Account; Corrective Qualified Non-Elective Contributions Account; Employee Account; and Rollover Contribution Account. Upon repayment of the principal and interest, the loan balance will be reduced, the Participant Accounts will be increased in the reverse order in which they were exhausted by the loan, and the loan payments will be allocated to the respective investment funds in accordance with the investment election then in effect.

         7.9. Effect of Severance From Service and Non-Payment -- In the event that a loan remains outstanding upon the Retirement, death or Severance from Service of a Participant, payments may be made directly to Fidelity on a monthly basis. If payments are not made in a timely manner, the amount of any unpaid principal will be deducted from the distribution made to the Participant (or from the Participant's Account if retained in the Plan). If, as a result of Layoff or Authorized Leave of Absence, a Participant, although still in a Period of Service, is not being compensated through the Employer's payroll system, loan payments will be suspended until the earliest of the first pay date after Participant returns to active employment, the Participant's Severance from Service Date, or the expiration of twelve (12) months from the date of the suspension, at which time the unpaid principal and interest will be deducted from the Participant's Account and any remaining balance will be paid to the Participant if the Participant incurs a Severance from Service or requests in writing payment of such balance.

                           ARTICLE VIII - LIMITATIONS

         8.1. Maximum Permissible Amount of a Participant's Annual Addition -- Notwithstanding any other provision of this Plan, the Maximum Permissible Amount of a Participant's Annual Addition under this Plan means the lesser of $30,000 or twenty-five percent (25%) of the Participant's compensation for the Limitation Year. For purposes of this Article VIII, compensation is defined as the Participant's wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Employer (including but not limited to sales commissions, compensation for services on the basis of a percentage of profits, tips, and bonuses), excluding all items listed in subparagraph (2) of paragraph (d) of 26 CFR Section1.415-2. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive-month period, the Maximum Permissible Amount for the short Limitation Year will be the lesser of (1) $30,000 (or such larger amount determined by the Commissioner of Internal Revenue or by statute) multiplied by the following fraction:

                             number of months in the
                              short Limitation Year
                               -----------------
                                     12

or (2) twenty-five percent (25%) of the Participant's compensation for the short Limitation Year.

         8.2. Coordination of Annual Additions -- Notwithstanding any other provision of this Plan, if any Annual Additions are allocated under other qualified defined contribution plans maintained by the Employer with respect to a Participant of this Plan, and the Participant's Elective Deferral or Matching Contribution that would otherwise be contributed or allocated to the Participant's Account under this Plan would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount specified in Section 8.1, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans for the Limitation Year will equal said Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other qualified defined contribution plans in the aggregate are equal to or greater than the Maximum Permissible Amount, as specified in Section 8.1, any amount contributed or allocated to the Participant's account for the Limitation Year will be treated as an Excess Amount.

         8.3. Coordination with Limitation on Benefit from All Plans -- Notwithstanding the foregoing, the otherwise permissible Annual Addition under this Plan for any Participant may be further reduced to the extent necessary, as determined by the Administrator, to prevent disqualification of the Plan under the Code. In addition, if an individual is a Participant at any time in both a defined benefit plan and a defined contribution plan maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0. The defined benefit plan fraction for any Limitation Year is a fraction, the numerator of which is the Participant's projected annual benefit under the Plan (determined at the close of the Limitation Year) and the denominator of which is the lesser of:

                    (a) 1.25 (1.0 during any Plan Year in which the Plan has been determined to be top heavy) times the dollar limitation in effect for that Limitation Year, or

                    (b) 1.4 times the compensation limitation for that Limitation Year. The defined contribution plan fraction for any Limitation Year is a fraction, the numerator of which is the sum of the Annual Additions to the Participant's accounts in such Limitation Year and all prior Limitation Years and the denominator of which as of the end of a Limitation Year is the sum of the defined contribution increments for that year and all prior LimitationYears. For each Limitation Year, the defined contribution increment is the lesser of
1.25 (1.0 during any Plan Year in which the Plan has been determined to be top heavy) times the dollar limitation for that year, or 1.4 times the compensation limitation for that year. For purposes of this limitation, all defined benefit plans of the Employer whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Employer, whether or not terminated, are to be treated as one defined contribution plan.

                           ARTICLE IX - THE TRUST FUND

         9.1. Trust Agreement -- During the period in which this Plan remains in existence, the Employer or any successor thereto shall maintain in effect a Trust Agreement with a corporate trustee as Trustee, to hold, invest, and distribute the Trust in accordance with the terms of such Trust Agreement.

         9.2. Investment of Accounts -- The Trustee shall invest and reinvest the Participant's accounts in investment options as defined in Section 4.1 as directed by the Administrator or its delegate in writing. The Administrator shall issue such directions in accordance with the investment options selected by the Participants which shall remain in force until altered in writing in accordance with Sections 4.2 and 4.3.

         9.3. Expenses -- Expenses of the Plan and Trust shall be paid from the Trust.

                     ARTICLE X - ADMINISTRATION OF THE PLAN

         10.1. General Administration -- The general administration of the Plan shall be the responsibility of the Raytheon Employee Benefit Administration Committee (the "Committee") which shall be the Administrator and Named Fiduciary for purposes of the Retirement Act. The Committee shall consist of three or more individuals appointed by the Vice President, Human Resources of Raytheon Company, or his delegate, and shall have the authority, in its sole discretion, to construe the terms of the Plan and to make determinations as to eligibility for benefits and as to other issues within the "Responsibilities of the Administrator" described in Article X, Section 10.2. All such determinations of the Committee shall be conclusive and binding on all persons. The Committee's address is Raytheon Employee Benefits Administration Committee, 141 Spring Street, Lexington, MA 02173, Attention: Manager, Corporate Benefits.

         10.2. Responsibilities of the Administrator -- The Administrator shall assign responsibility for performance of all necessary administrative duties, including the following:

         (a) Determination of all questions which may arise under the Plan with respect to eligibility for participation and administration of accounts, including without limitation questions with respect to membership, vesting, loans, withdrawals, accounting, status of accounts, stock ownership and voting rights, and any other issue requiring interpretation or application of the Plan.

         (b) Reference of appropriate issues to the financial, tax and legal officers of the Company or of Raytheon Company.

         (c) Establishment of procedures required by the Plan, such as notification to Employees as to joining the Plan, selecting and changing investment options, suspending deferrals, exercising voting rights in stock, withdrawing and borrowing account balances, designation of beneficiaries, election of method of distribution, and any other matters requiring a uniform procedure.

         (d) Submission of necessary amendments to supplement omissions from the Plan or reconcile any inconsistency therein.

         (e)  Filing appropriate reports with the Government as required by law.

         (f)  Appointment of a Trustee or Trustees and investment managers.

         (g) Review at appropriate intervals of the performance of the Trustee and such investment managers as may have been designated.

         (h) Appointment of such additional Fiduciaries as deemed necessary for the effective administration of the Plan, such appointments to be by written instrument.

         10.3. Liability for Acts of Other Fiduciaries -- Each Fiduciary shall be responsible only for the duties allocated or delegated to said Fiduciary, and other Fiduciaries shall not be liable for any breach of fiduciary responsibility with respect to any act or omission of any other Fiduciary unless:

         (a) The Fiduciary knowingly participates in or knowingly attempts to conceal the act or omission of such other Fiduciary and knows that such act or omission constitutes a breach of fiduciary responsibility by the other Fiduciary;

         (b) The Fiduciary has knowledge of a breach of fiduciary responsibility by the other Fiduciary and has not made reasonable efforts under the circumstances to remedy the breach; or

         (c) The Fiduciary's own breach of his specific fiduciary responsibilities has enabled another Fiduciary to commit a breach. No Fiduciary shall be liable for any acts or omissions which occur prior to his assumption of Fiduciary status or after his termination from such status.

         10.4. Employment by Fiduciaries -- Any Fiduciary hereunder may employ, with the written approval of the Administrator, one or more persons to render service with regard to any responsibility which has been assigned to such Fiduciary under the terms of the Plan including legal, tax, or investment counsel and may delegate to one or more persons any administrative duties (clerical or otherwise) hereunder.

         10.5. Recordkeeping -- The Administrator shall keep or cause to be kept any necessary data required for determining the account status of each Participant. In compiling such information, the Administrator may rely upon its employment records, including representations made by the Participant in the employment application and subsequent documents submitted by the Participant to the Employer. The Trustee shall be entitled to rely upon such information when furnished by the Administrator or its delegate. Each Employee shall be required to furnish the Administrator upon request and in such form as prescribed by the Administrator, such personal information, affidavits and authorizations to obtain information as the Administrator may deem appropriate for the proper administration of the Plan, including but not limited to proof of the Employee's date of birth and the date of birth of any person designated by a Participant as a Beneficiary.

         10.6. Claims Review Procedure -- The Administrator shall make all determinations as to the right of any person to Accounts under the Plan. Any such determination by the Administrator shall be made pursuant to the following procedure:

         Step l. Claims with respect to an Account should be filed by a claimant as soon as practicable after claimant knows or should know that a dispute has arisen with respect to an Account, but at least thirty (30) days prior to the claimant's actual retirement date or, if applicable, within sixty (60) days after the death, Disability or Severance from Service of the Participant whose account is at issue, by mailing a copy of the claim to the Benefits and Services Department, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173.

         Step 2. In the event that a claim with respect to an Account is wholly or partially denied by the Administrator, the Administrator shall, within ninety
(90) days following receipt of the claim, so advise the claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan's claim review procedure.

         Step 3. Within sixty (60) days following receipt of the denial of a claim with respect to an Account, a claimant desiring to have the denial appealed shall file a request for review with the Administrator by mailing a copy thereof to the address shown in Step 1.

         Step 4. Within thirty (30) days following receipt of a request for review, the Administrator shall provide the claimant a further opportunity to present his or her position. At the Administrator's discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the claimant's position, which usually should not exceed thirty (30) days, the Administrator shall inform the claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

         The Administrator is the fiduciary to whom the Plan grants full discretion, with the advice of counsel, to interpret the Plan; to determine whether a claimant is eligible for benefits; to decide the amount, form and timing of benefits; and to resolve any other matter under the Plan which is raised by a claimant or identified by the Administrator. All questions arising from or in connection with the provisions of the Plan and its administration, not herein provided to be determined by the Board of Directors, shall be determined by the Administrator, and any determination so made shall be conclusive and binding upon all persons affected thereby.

         10.7. Indemnification of Directors and Employees -- The Companies shall indemnify by insurance or otherwise any Fiduciary who is a director, officer or employee of the Employer, his heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of acts or omissions in his capacity as a Fiduciary hereunder, provided that such act or omission is not the result of gross negligence or willful misconduct. The Companies may indemnify other Fiduciaries, their heirs and legal representatives, under the circumstances, and subject to the limitations set forth in the preceding sentence, if such indemnification is determined by the Board of Directors to be in the best interests of the Companies.

         10.8. Immunity from Liability -- Except to the extent that the Code or any other provision of the Laws of Puerto Rico prohibit the granting of immunity to Fiduciaries from liability for any responsibility, obligation, or duty imposed thereunder, an officer, employee, member of the Board of Directors of the Employer or other person assigned responsibility under this Plan shall be immune from any liability for any action or failure to act except such action or failure to act which results from said officer's, Employee's, Participant's or other person's own gross negligence or willful misconduct.

                ARTICLE XI - AMENDMENT OR TERMINATION OF THE PLAN

         11.1. Right to Amend or Terminate Plan -- The Company reserves the right at any time or times, by action of its Board of Directors or authorized officer, to terminate the contributions of itself or any of the Companies to the Plan or to modify, amend or terminate the Plan in whole or in part as to its Employees, in which event a certified copy of the resolution of the Board of Directors, authorizing such modification, amendment or termination shall be delivered to the Trustee and to the other Companies whose Employees are covered by this Plan, provided, however, that the Plan shall not be amended in such manner as would cause or permit any part of the corpus of the Trust to be diverted to purposes other than for the exclusive benefit of the Employees or as would cause or permit any part of such corpus to revert to any of the Companies prior to the satisfaction of all liabilities under the Plan, and provided further that the duties or liabilities of the Trustee shall not be increased without its written consent, and provided further that any such modification or amendment of the Plan shall be subject to approval by the Board of Directors of the Company.

         11.2. Change in Vesting Schedule -- No amendment to the vesting schedule shall deprive a Participant of his or her Nonforfeitable rights to benefits accrued to the date of the amendment.

         11.3. Maintenance of Plan -- The Company has established the Plan with the bona fide intention and expectation that it will be able to make its contributions indefinitely, but the Company is not and shall not be under any obligation or liability whatsoever to continue its contributions or to maintain the Plan for any given length of time.

         11.4. Termination of Plan and Trust -- The Plan and Trust hereby created shall terminate upon the occurrence of any of the following events:

         (a) Delivery to the Trustee of a notice of termination executed by the Company specifying the date as of which the Plan and Trust shall terminate;

         (b) Adjudication of the Company as bankrupt or general assignment by the Company to or for the benefit of creditors or dissolution of the Company;

         In the event of the complete termination of this Plan or the complete discontinuance of Matching Contributions under it (but a rescission under Section 12.2 for failure to qualify initially is not such a termination or complete discontinuance), the rights of each Participant to the amounts then credited to his or her Account shall be Nonforfeitable. In the event of the partial termination of this Plan, the rights of each Employee (as to whom the Plan is considered terminated) to the amounts then credited to his or her Account, shall be Nonforfeitable. Whether or not there is a complete or partial termination of this Plan shall be determined under the regulations promulgated pursuant to the Internal Revenue Code. To the extent this paragraph is inconsistent with any provisions contained elsewhere in this Plan or in the Trust which forms a part of this Plan, this paragraph shall govern. Upon such termination of the Plan and Trust, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations to the date of termination, each Participant or former Participant shall be entitled to receive any amounts then credited to his or her Account in the Trust. The Trustee shall make payments in cash.

                       ARTICLE XII - ADDITIONAL PROVISIONS

         12.1. Effect of Merger, Consolidation or Transfer -- In the event of any merger or consolidation with or transfer of assets or liabilities to any other plan or to this Plan, each Participant of the Plan shall be entitled to a benefit immediately after the merger, consolidation or transfer, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had been terminated).

         12.2. Necessity of Initial Qualification -- This Plan is established with the intent that it shall qualify under Section 3165 of the Code as that section exists at the time the Plan is established. If the Secretary of the Treasury of Puerto Rico determines that the Plan initially fails to meet those requirements, then within thirty (30) days after the date of such determination all of the vested assets of the Trust held for the benefit of Participants and their beneficiaries shall be distributed equitably among the contributors to the Plan in proportion to their contributions, and the Plan shall be considered to be rescinded and of no force or effect, unless such inadequacy is removed by a retroactive amendment pursuant to the Code. Any non-vested Matching Contributions and earnings attributable thereto shall be returned to the Companies.

         12.3. Limitation of Assignment -- No account under the Plan shall be subject in any manner to attachment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, or the vesting of rights in any person by operation of law or otherwise except as provided under this Plan, including but not limited to the Trustee or Receiver in Bankruptcy, and any attempt so to anticipate, alienate, sell, transfer, assign, encumber or charge the same shall be void, nor shall any such benefit be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit. If any Participant is adjudicated bankrupt, or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, then such benefit shall, in the discretion of the Administrator, cease and terminate and in that event the Trustee shall hold or apply the same or any part thereof to or for the benefit of such Participant in such manner as the Administrator may direct.

         12.4. Limitation of Rights of Employees -- This Plan is strictly a voluntary undertaking on the part of the Companies and shall not be deemed to constitute a contract between any of the Companies and any Employee, or to be a consideration for, or an inducement to, or a condition of the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of any of the Companies or shall interfere with the right of any of the Companies to discharge or otherwise terminate the employment of any Employee of the Company at any time. No Employee shall be entitled to any right or claim hereunder except to the extent such right is specifically fixed under the terms of the Plan.

         12.5. Construction -- The Plan shall be construed, regulated, and administered under the laws of the Commonwealth of Puerto Rico.

                           ARTICLE XIII - DEFINITIONS

         The following terms have the meaning specified below unless the context indicates otherwise:

         13.1. "Account" means the entire interest of a Participant in the Trust. A Participant's Account shall consist of an Employee Account, a Matching Contribution Account and, if applicable, a Rollover Contribution
Account and Corrective Qualified Non-Elective Contribution Account.

         13.2.  "Administrator" means Raytheon Company.

         13.3. "Annual Addition" means a Participant's Matching Contribution and the Participant's Elective Deferral (and, if applicable, a Corrective
Qualified Non-Elective Contribution) during a Limitation Year.

         13.4. "Authorized Leave of Absence" means an absence approved by the Companies on a uniform and nondiscriminatory basis not exceeding one (1) year for any of the following reasons: illness of Employee or relative, death of relative, education of Employee, or personal or family business of an extraordinary nature, provided in each case that the Employee returns to the service of the Companies within the time period specified by the Companies.

         13.5. "Authorized Military Leave of Absence" means any absence due to service in the Armed Forces of the United States, upon completion of which the Employee is entitled under any applicable Federal law to reemployment at the termination of such military service, provided that he returns to the service of the Companies within the period provided for by such applicable Federal law or such further period as may be established by the Administrator. As used in this paragraph, the term "Armed Forces of the United States" excludes the Merchant Marine.

         13.6. "Beneficiary" means a Participant's Surviving Spouse. If there is no Surviving Spouse, or if the Surviving Spouse has given written consent to the designation of another person or persons as Beneficiary, then Beneficiary shall means said person or persons designated by the Participant to be paid the lump sum value of the Participant's Account in the event of the Participant's death.

         13.7. "Board of Directors" means the Board of Directors of Raytheon Company.

         13.8. "Business Day" means a day on which Fidelity is open for general business.

         13.9  "Code" means the Puerto Rico Tax Code.

         13.10. "Company" means Raytheon Catalytic Inc. but shall not include a Division, Operation or similar cohesive group of Raytheon Company excluded by the Board of Directors of Raytheon Company.

         13.11. "Companies" means the Company and any Subsidiary of the Company which elects through an authorized officer to participate in the Plan on account of its Employees, provided that participation in the Plan by such a Subsidiary is approved by the Board of Directors of the Company, or an officer to whom authority to approve participation by a subsidiary is delegated by the Board of Directors, but shall not include any Division, Operation or similar cohesive group of a participating Subsidiary excluded by the Board of Directors of the Subsidiary and the Board of Directors of the Company.

         13.12. "Corrective Qualified Non-Elective Contribution Account" means that portion of a Participant's Account which is attributable to corrective qualified non-elective contributions received pursuant to Section 3.11, adjustments for withdrawals and distributions and the earnings from losses attributable thereto.

         13.13. "Designated Hourly Payroll" means an hourly payroll or portion thereof, processed in the United States, of one of the Companies which is designated in writing by the Administrator in accordance with nondiscriminatory and uniform rules as a payroll the Employees on which are eligible to participate in this Plan.

         13.14. "Disability" means that the Participant is totally and permanently disabled by bodily injury or disease so as to be prevented from engaging in any occupation for compensation or profit. The determination of disability shall be made by the Administrator with the aid of competent medical advice. It shall be based on such evidence as the Administrator deems necessary to establish disability or the continuation thereof.

         13.15. "Early Retirement Date" means the first day of the month subsequent to the earliest date on which the Participant has both attained age 55 and completed a Period of Service of ten (10) years.

         13.16. "Elective Deferral" means a voluntary reduction of Participant's compensation in accordance with Section 3.2 hereof.

         13.17. "Eligible Compensation" means the base pay, supervisory differentials, shift premiums and, effective January 1, 1985, sales commissions, excluding all other earnings from any source.

         13.18. "Eligible Employee" means any Employee on a Puerto Rico based Salaried or Designated Hourly Payroll of the Company, excluding Employees in cooperative studies and intern programs and a person who is an Employee solely by reason of being a leased Employee.

         13.19. "Employee" means any person performing compensated services for the Employer who meets the definition of "Employee" for income tax withholding purposes under the Code.

         13.20. "Employee Account" means that portion of Participant's Account which is attributable to Elective Deferrals, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

         13.21. "Employer" means Raytheon Company and, where the context requires, any subsidiary of Raytheon Company while such subsidiary is, or was, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the United States Internal Revenue Code.

         13.22. "Employment Commencement Date" is the date on which the Employee first performs an Hour of Service with the Employer.

         13.23. "Enrollment Agreement" means a salary reduction agreement pursuant to which an Eligible Employee voluntarily joins the Plan and authorizes deferral of a portion of the Participant's Eligible Compensation.

         13.24.  "Entry Date" means the first Pay Date in each calendar month.

         13.25. "Fidelity" means Fidelity Investments, the recordkeeper for the Plan.

         13.26. "Fiduciary" means a named fiduciary and any other person or group of persons who assumes a fiduciary responsibility within the meaning of the Retirement Act under this Plan whether by expressed delegation or otherwise but only with respect to the specific responsibilities of each for the administration of the Plan and Trust.

         13.27. (a) "Hour of Service" means an hour with respect to which any Employee is paid, or entitled to payment, for the performance of duties for the Employer during the applicable computation period.

                    (b) "Hour of Service" shall include an hour for which the Employee is entitled to credit under subparagraph (a) hereof as a result of employment:

                    (i) with a predecessor company substantially all of the assets of which have been acquired by the Employer, provided that where only a portion of the operations of a company have been acquired, only service with said acquired portion prior to the acquisition will be included and that the Employee was employed by said predecessor company at the time of acquisition; or

                    (ii) with a Division, Operation or similar cohesive group of the Employer excluded from participation in the Plan.

         13.28. "Layoff" means an involuntary interruption of service due to reduction of work force with or without the possibility of recall to employment when conditions warrant.

         13.29. "Limitation Year" means the calendar year or any other 12-consecutive-month period adopted for all qualified deferred compensation plans of the Company pursuant to a written resolution adopted by the Company.

         13.30. "Matching Contribution" means contribution made to the Trust in accordance with Section 3.7 hereof.

         13.31. "Matching Contribution Account" means that portion of Participant's Account which is attributable to Matching Contributions by the Companies, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

         13.32. "Net Annual Profits" means the current earnings of the Companies for the Plan Year determined in accordance with generally accepted accounting principles before federal and local income taxes and before contributions to this Plan or any other qualified plan.

         13.33. "Net Profits" means the accumulated earnings of the Companies at the end of the Plan Year determined in accordance with generally accepted accounting principles. For the purposes hereof "accumulated earnings at the end of the Plan Year" shall include Net Annual Profits for such Plan Year calculated before any deduction is taken for depreciation, if any.

         13.34. "Nonforfeitable" means an unconditional right to an Account balance or portion thereof determined as of the applicable date of determination under this Plan.

         13.35.  "Normal Retirement Age" means the Participant's sixty-fifth
(65th) birthday.

         13.36. "Participant" means an individual who is enrolled in the Plan pursuant to Article III and has not withdrawn the entire amount of his or he
 Account.

         13.37. "Pay Period" means a scheduled period for payment of wages or salaries.

         13.38. "Period of Participation" means that portion of a Period of Service during which the Eligible Employee was a Participant, and had an Employee Account in the Plan. For purposes of determining a Period of Participation, participation in the Raytheon Savings and Investment Plan, the Raytheon Savings and Investment Plan for Specified Hourly Payroll Employees, and the Raytheon Employees Savings and Investment Plan shall be considered as participation in this Plan.

         13.39. "Period of Service" means the period of time beginning on the Employee's Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the Employee's Severance from Service Date.

         13.40. "Period of Severance" means the period of time beginning on the Employee's Severance from Service Date and ending on the Employee's Reemployment Commencement Date.

         13.41. "Plan" means the Raytheon Savings and Investment Plan for Puerto Rico Based Employees as amended from time to time.

         13.42. "Plan Year" means a calendar year, or a portion thereof occurring prior to the termination of the Plan.

         13.43. "Reemployment Commencement Date" means the first date on which the Employee performs an Hour of Service following a Period of Severance which is excluded under Section 5.3 in determining whether a Participant has a Nonforfeitable right to his or her Matching Contribution Account.

         13.44. "Retirement" means a Severance from Service when the Participant has either attained age 55 and completed a Period of Service of at least ten
(10) years or has attained Normal Retirement Age.

         13.45. "Retirement Act" means the Employee Retirement Income Security Act of 1974, including any amendments thereto.

         13.46. "Rollover Contribution Account" means that portion of a Participant's Account which is attributable to rollover contributions received pursuant to Section 3.9, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

         13.47. "Salaried Payrolls" means the nonexempt salaried and the exempt salaried payrolls which are processed in the United States.

         13.48. "Severance from Service" means the termination of employment by reason of quit, Retirement, discharge, death or failure to return from Layoff, Authorized Leave of Absence, Authorized Military Leave of Absence or Disability.

         13.49.  "Severance from Service Date" means the earlier of:

                    (a) the date on which an Employee quits, retires, is discharged, or dies; or

                    (b) except as provided in paragraphs (c) and (d) hereof, the first anniversary of the first date of a period during which an Employee is absent for any reason other than quit, retirement, discharge or death, provided that, on an equitable and uniform basis, the Administrator may determine that, in the case of a layoff as the result of a permanent plant closing, the Administrator may designate the date of layoff or other appropriate date prior to the first anniversary of the first date of absence as the Severance From Service Date; or

                    (c) in the case of an Authorized Military Leave of Absence from which the Employee does not return prior to expiration of recall rights, "Severance from Service Date" means the first day of absence because of the leave; or

                    (d) in the case of an absence due to Disability, "Severance from Service Date" means the earlier of the first anniversary of the first day of absence because of the Disability or the date of termination of the Disability; or

                    (e) in the case of an Employee who is discharged or quits
(i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child to the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement, "Severance from Service Date," for the sole purpose of determining the length of a Period of Service, shall mean the first anniversary of the quit or discharge.

         13.50. "Subsidiary" means any corporation designated by the Board of Directors as a Subsidiary, provided that for the purposes of the Plan no corporation shall be considered a Subsidiary during any period when less than fifty percent (50%) of its outstanding voting stock is beneficially owned by the Company.

         13.51. "Surviving Spouse" means a lawful spouse surviving the Participant as of the date of Participant's death.

         13.52. "Trust" means all cash and other property contributed, paid or delivered to the Trustee under the Trust Agreement, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less payments, transfers or other distributions which, at the time of reference, shall have been made by the Trustee as authorized under the Trust Agreement.

         13.53. "Trust Agreement" means the Raytheon Company Master Trust for Defined Contribution Plans dated July 31, 1992, as amended, and any successor agreement made and entered into for the establishment of a trust fund of all contributions which may be made to the Trustee under the Plan.

         13.54. "Trustee" means the Fidelity Management Trust Company and any successor or successors thereto under the Trust Agreement.

         13.55. "Valuation Date" means the last business day of each calendar month.

         13.56. Words used in either the masculine or feminine gender shall be read and construed so as to apply to both genders where the context so warrants. Words used in the singular shall be read and construed in the plural where they so apply.